Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement No. 333-176673 on Form S-4 of our report dated April 5, 2011, relating to the 2010 financial statements (before retrospective adjustments to the financial statements and financial statement disclosures) of NeoStem, Inc. and subsidiaries (not presented herein), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that Deloitte & Touche LLP was not engaged to audit, review or apply any procedures to (1) the adjustments to retrospectively apply the change in accounting related to the adoption of Financial Accounting Standards Board Accounting Standards Update 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income”, and (2) the retrospective adjustments for the discontinued operations discussed in Note 11 to the consolidated financial statements and, accordingly, does not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied), appearing in the Current Report on Form 8-K filed with the SEC on August 15, 2012, of NeoStem, Inc., and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
August 24, 2012